Exhibit 5.1

Mark Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

May 15, 2026

Sensei Biotherapeutics, Inc.

1405 Research Blvd

Suite 125

Rockville, MD 20850

Ladies and Gentlemen:

We have acted as counsel to Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,251,619 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of up to (i) 50,467 shares of Common Stock issuable pursuant to the 2021 Equity Incentive Plan (the “2021 EIP”), (ii) 12,616 shares of Common Stock issuable pursuant to the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (iii) 252,210 shares of Common Stock issuable under the Faeth Therapeutics, Inc. 2019 Stock Incentive Plan (the “Faeth 2019 Plan”), (iv) 2,486,326 shares of Common Stock issuable upon exercise of options granted as inducement awards (the “Inducement Awards”), and (v) 450,000 shares of Common Stock issuable pursuant to the Company’s 2026 Inducement Plan (together with the 2021 EIP, the 2021 ESPP, the Legacy Faeth 2019 Plan and the Inducement Awards, the “Plans”). Options outstanding under the Faeth 2019 Plan were assumed by the Company in connection with its merger with Faeth Therapeutics, LLC effected pursuant to the Agreement and Plan of Merger, dated February 17, 2026 (the “Merger Agreement”), by and among the Company, Faeth Holdings Therapeutics, Inc., Sapphire First Merger Sub, Inc. and Sapphire Second Merger Sub, LLC.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the prospectuses related to the Plans, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

Cooley LLP

By:	/s/ Mark Ballantyne
Mark Ballantyne